Exhibit 10.3

RESTATED GUARANTY AGREEMENT

THIS RESTATED GUARANTY AGREEMENT (this “Agreement”) made and entered into effective as of the 8th day of July, 2010, by DIAMOND BLUE DRILLING CO., an Oklahoma corporation (the “Guarantor”) in favor of CAPITAL ONE, NATIONAL ASSOCIATION (the “Agent”), for the benefit of itself, the Lenders which are parties from time to time to the Loan Agreement (as defined below) (the “Lenders”) and the other Secured Parties (as defined below), guaranteeing the Secured Liabilities (as hereinafter defined) of GMX RESOURCES INC., an Oklahoma corporation (the “Borrower”).

R E C I T A L S

A. This Agreement is a restatement of that certain Guaranty Agreement dated July 31, 2007 by Guarantor in favor of the Agent, for the benefit of itself the Lenders and the other Secured Parties.

NOW, THEREFORE, for value received, and in consideration of and for credit and financial accommodations extended, to be extended, or continued to or for the account of the above named Borrower, the undersigned Guarantor hereby agrees as follows:

SECTION 1. Guaranty of Borrower’s Secured Liabilities

(a) Each Guarantor does hereby irrevocably, absolutely and unconditionally guarantee for the benefit of the Secured Parties the prompt and punctual payment of all of the following items of indebtedness (collectively the “Secured Liabilities”) (capitalized terms used below in the description of the Secured Liabilities have the meanings set forth in the definitions in paragraph (b) below), as and when the same shall be due and payable, whether by passage of time, acceleration of maturity or otherwise:

(i) All obligations of the Borrower now or hereafter existing under the Loan Agreement and other Loan Documents to the Agent and to all or any of the present or future Lenders, including all future advances and other future indebtedness under the Loan Agreement, all whether obligatory or discretionary, and including any extensions or renewals of all such indebtedness under the Loan Documents, whether or not the Borrower executes any extension agreement or renewal instrument, including without limitation: (1) all obligations, liabilities and indebtedness now or hereafter arising of the Borrower to the Agent and to all or any of the present or future Lenders in respect of the principal of and interest on the present and future Notes, the Loan, the Credit Obligations and any letters of credit issued under the Loan Agreement (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Secured Liabilities, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), and (2) the obligations of the Borrower in respect of fees and all other amounts payable by the Borrower to the Agent and to all or any of the present or future Lenders under any Loan Documents;

(ii) Any sums advanced or expenses or costs incurred by the Agent or the Trustee (or any receiver appointed hereunder) which are made or incurred pursuant to,

or permitted by, the Collateral Documents and the Loan Agreement, plus interest thereon at the rate herein specified or otherwise agreed upon, from the date of the advances or the incurring of such expenses or costs until reimbursed;

(iii) Any increases to the Loan under the Loan Agreement which the Agent and the Lenders may from time to time make to the Borrower in agreement with the Borrower, the Agent and the Lenders not being obligated, however, to make such increased loans, and any promissory notes evidencing the Loan (recognizing that the liability for the principal balance of the Loan is the aggregate unpaid principal balance of advances under the Loan and not necessarily the face amount of such promissory notes, which face amount may be larger than the actual liability); and

(iv) Any liabilities of the Borrower to any of the (1) Secured Hedge Providers under (x) transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by the Borrower as a hedge against adverse changes in the prices of natural gas or oil (including without limitation commodity price hedges, swaps, caps, floors, collars and similar agreements designed to protect the Borrower against fluctuations in commodity prices) engaged in by the Borrower as a risk-management strategy and constituting “Permitted Commodity Hedges” as defined in the Loan Agreement, or (y) forward contracts, futures contracts, swaps, option contracts or other financial agreements or arrangements relating to, or the value of which is dependent upon, interest rates (including without limitation caps, floors, collars, puts and similar agreements designed to protect the Borrower against fluctuations in interest rates) engaged in by the Borrower as a risk-management strategy and constituting “Permitted Interests Hedges” as defined in the Loan Agreement or (2) Lenders for any Banking Services Obligations (as defined in the Loan Agreement).

(b) For all purposes of this Agreement, the following terms shall have the meanings indicated:

“Credit Obligations” shall mean the Borrower’s obligations under the Loan Agreement and the other Loan Documents to pay (i) reimbursement of any and all drafts drawn under any letter of credit issued under the Loan Agreement, (ii) any and all costs, charges, fees and/or expenses incurred or paid by the Issuing Bank in connection with any such letter of credit issued under the Loan Agreement, (iii) any and all charges of the Issuing Bank arising out of the imposition of or change in any reserve or capitalization requirement with respect to letters of credit effective after the date of the Loan Agreement, and (iv) interest on such amounts described above under (i), (ii) and (iii) as provided in the Loan Agreement (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Secured Liabilities, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding).

“Loan Agreement” shall mean that certain Fourth Amended and Restated Loan Agreement dated as of July 8, 2010, among the Borrower, the Agent, and the Lenders, as such agreement may hereafter be amended,

renewed, extended, increased or replaced.

“Loan Documents” shall mean the Loan Agreement, the Notes, the Mortgage and any other Collateral Documents (as defined in the Loan Agreement), and any other instrument or document executed in connection herewith or therewith, as any of said documents may from time to time be amended, supplemented, renewed or restated.

“Mortgage” shall mean collectively each and every mortgage or deed of trust granted by the Borrower in favor of the Agent pursuant to the Loan Agreement.

“Notes” shall mean the present and future Line of Credit Notes issued by the Borrower under the Loan Agreement payable to the order of the Lenders, and shall also include any and all extensions, modifications or renewals from time to time of any of said promissory notes.

“Secured Hedge Providers” shall mean any one or more of the present and future Lenders under the Loan Agreement, or any Affiliate (as defined in the Loan Agreement) of such Lender which is a party to one or more agreements with the Borrower or any subsidiary establishing “Secured Hedge Obligations” as defined in the Loan Agreement, so long as any such Lender is a “Lender” under the Loan Agreement at the time such Secured Hedge Obligation is entered into with such Lender or Affiliate (even if any such Lender subsequently ceases to be a Lender under the Loan Agreement for any reason).

“Secured Parties” shall mean collectively the Agent, the Lenders and the Secured Hedge Providers.

“Trustee” shall have the meaning set forth in the first paragraph of the Mortgage, acting for the benefit of the Agent.

(c) Anything in this Agreement to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of a Guarantor under this Agreement, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title XI of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws.

(d) Without limiting any other provision of this Agreement, should an Event of Default (as defined in the Loan Agreement) occur, each Guarantor unconditionally and absolutely agrees to pay the full then unpaid amount of all of Borrower’s Secured Liabilities guaranteed hereunder. Such payment or payments shall be made immediately following demand by Agent.

SECTION 2. Joint and Several Liability. Each Guarantor further agrees that its obligations and liabilities for the prompt and punctual payment, performance and satisfaction or purchase of all of Borrower’s Secured Liabilities shall be on a “joint and several” basis with Borrower, subject to Subsection 1(c). In the event that there is more than one guarantor under this Agreement, or in the event that there are other guarantors, endorsers, or sureties of all or any portion of Borrower’s Secured Liabilities, each Guarantor’s obligations and liabilities hereunder shall be on a “joint and several” basis along with such other guarantor or guarantors, endorsers and/or sureties, subject to Subsection 1(c). The obligations of each Guarantor contained in this Agreement shall be absolute and unconditional without regard to the validity, legality, regularity or enforceability of the Secured Liabilities, or any instrument evidencing, securing or relating to the Secured Liabilities, and shall not be reduced or affected in any way by any action which may in any manner or to any extent vary the risks of the Guarantor, or which might otherwise constitute a legal or equitable discharge of the Guarantor. It is the purpose and intent of the Guarantor and the Secured Parties that this Agreement and the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided, and that this Agreement be construed as a payment guaranty and not as a guaranty of collection and each Guarantor’s liability under this Agreement shall be primary, and not secondary. Additionally, subject to Subsection 1(c), each Guarantor, in furtherance of the foregoing and not in limitation of any other right which any of the Secured Parties may have against the Guarantor by virtue hereof, hereby guarantees jointly and severally, absolutely and unconditionally, the payment of any and all Secured Liabilities to the Secured Parties whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Subsections (g) or (h) of Section 8.1 of the Loan Agreement (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. 362(a)).

SECTION 3. Duration. This Agreement and each Guarantor’s obligations and liabilities hereunder shall remain in full force and effect until such time as all of Borrower’s Secured Liabilities shall be paid, performed and/or satisfied in full, in principal, interest, costs and attorney’s fees.

SECTION 4. Waivers. Each Guarantor hereby waives notice of acceptance of this Agreement and of any Secured Liabilities to which it applies or may apply. Each Guarantor further waives presentment and demand for payment of Borrower’s Secured Liabilities, notice of dishonor and of nonpayment, notice of intention to accelerate, notice of acceleration, protest and notice of protest, collection or institution of any suit or other action by Secured Parties in collection thereof, including any notice of default in payment thereof or other notice to, or demand for payment thereof on any party. Each Guarantor additionally waives, to the degree applicable, any and all rights and pleas of division and discussion as provided under Louisiana law as well as any similar rights as may be provided under the laws of any other state. Additionally, each Guarantor also waives joinder of Borrower or any other obligor of any of the Secured Liabilities in any suit or action to enforce this Agreement, and in particular, and without in any way limiting the foregoing, each Guarantor also waives any right (including without limitation each right created by the provisions of Chapter 34 of the Texas Business & Commerce Code, Chapter 17 of the Texas Civil Practice and Remedies Code, the Texas Rules of Civil Procedure or any other applicable law) to require Secured Parties to file suit against Borrower or any such obligor or to take any other action against Borrower or any such obligor as a prerequisite to Agent’s and other Secured Parties’ taking any action or bringing any suit against Guarantor under this Agreement. Each Guarantor also waives, to the maximum extent permitted by law, all rights, remedies, claims, defenses and benefits based upon or related to Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as it may be amended (or any successor statute or similar law).

SECTION 5. Guarantor’s Subordination of Loans and Rights. In the event that any Guarantor should for any reason (A) advance or lend monies to Borrower, whether or not such funds are used by Borrower to make payment(s) under Borrower’s Secured Liabilities, and/or (B) make any payment(s) to any Secured Party for and on behalf of Borrower under Borrower’s Secured Liabilities, and/or (C) make any payment to any Secured Party in total or partial satisfaction of Guarantor’s obligations and liabilities under this Agreement, the Guarantor hereby agrees that any and all rights that Guarantor may have or acquire to collect from or to be reimbursed by Borrower (or from or by any other guarantor, endorser or surety of Borrower’s Secured Liabilities), whether Guarantor’s rights of collection or reimbursement arise by way of subrogation to the rights of any Secured Party or otherwise, shall in all respects, whether or not Borrower is presently or subsequently becomes insolvent, be subordinate, inferior and junior to the rights of Secured Parties to collect and enforce payment, performance and satisfaction of Borrower’s then remaining Secured Liabilities, until such time as Borrower’s Secured Liabilities are fully paid and satisfied. So long as no Event of Default as defined in the Loan Agreement exists, the Guarantor may be repaid by Borrower as to any subordinated debt (if any) expressly permitted by the Loan Agreement. In the event of Borrower’s insolvency or consequent liquidation of Borrower’s assets, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Borrower applicable to the payment of claims of both Secured Parties and Guarantor shall be paid to Agent and shall be first applied by Agent to Borrower’s then remaining Secured Liabilities. The Guarantor hereby assigns to Agent all claims which it may have or acquire against any Secured Party for full payment of Borrower’s Secured Liabilities guaranteed under this Agreement. If Guarantor is, or at any time may be, an “insider” of Borrower (or of any other guarantor, surety or endorser of Borrower’s Secured Liabilities) within the context of Section 101(30) of the Bankruptcy Code (11 U.S.C. 101(30)), Guarantor shall have no rights of, and unconditionally agrees not to seek or obtain, collection or reimbursement from Borrower (or from any other guarantor, surety or endorser of Borrower’s Secured Liabilities), whether by subrogation of and Secured Party’s rights or otherwise until the thirteenth (13th) month anniversary date following the full and final payment and satisfaction of Borrower’s Secured Liabilities.

SECTION 6. Covenants Relating to the Secured Liabilities. Each Guarantor further agrees that Secured Parties may, at their sole option, at any time, and from time to time, without the consent of or notice to Guarantor or any other party, and without incurring any responsibility to Guarantor or any other party, and without impairing or releasing the obligations of Guarantor under this Agreement:

(a) Discharge or release any party (including, but not limited to, Borrower, any Guarantor or any other co-guarantor) who is or may be liable to any Secured Party for any of Borrower’s Secured Liabilities;

(b) Sell, exchange, release, surrender, realize upon or otherwise deal with, in any manner and in any order, any collateral directly or indirectly securing repayment of any of Borrower’s Secured Liabilities or the Guaranty Agreement;

(c) Change the manner, place or terms of payment, or change or extend the time of payment of or renew or restate, as often and for such periods as any Secured Parties may determine, or alter or increase, any of Borrower’s Secured Liabilities, including without limitation increases in the available principal amount of the Borrower’s line of credit or in the interest rate under the Notes;

(d) Settle or compromise any of Borrower’s Secured Liabilities;

(e) Subordinate and/or agree to subordinate the payment of all or any part of Borrower’s Secured Liabilities or Secured Parties’ security rights in and/or to any collateral directly or indirectly securing any such Secured Liabilities, to the payment and/or security rights of any other present and/or future creditors of Borrower;

(f) Apply any sums paid to any of Borrower’s Secured Liabilities, with such payments being applied in such priority or with such preferences as Secured Parties may determine in their sole discretion, regardless of what Secured Liabilities of Borrower remains unpaid;

(g) Take or accept any other security or guaranty for any or all of Borrower’s Secured Liabilities;

(h) Make additional secured and/or unsecured loans to Borrower and/or any other Guarantor; and/or

(i) Enter into, deliver, modify, amend or waive compliance with, any instrument or arrangement evidencing, securing or otherwise affecting, all or any part of Borrower’s Secured Liabilities.

In addition, no course of dealing between Secured Parties and Borrower (or any other guarantor, surety or endorser of Borrower’s Secured Liabilities), nor any failure or delay on the part of the Secured Parties to exercise any of Secured Parties’ rights and remedies, or any other agreement or agreements by and between any of the Secured Parties and Borrower (or any other guarantor, surety or endorser) shall have the affect of impairing or releasing Guarantor’s obligations and liabilities to Secured Parties or waiving any Secured Parties’ rights and remedies. Any partial exercise of any rights and remedies granted to Secured Parties shall furthermore not constitute a waiver of any of Secured Parties’ other rights and remedies, it being Guarantor’s intent and agreement that Secured Parties’ rights and remedies shall be cumulative in nature. The Guarantor further agrees that, should Borrower default under any of Borrower’s Secured Liabilities, any waiver or forbearance on the part of Secured Parties to pursue the rights and remedies available to Secured Parties shall be binding upon the Secured Parties only to the extent that such Secured Party (or Agent on its behalf) specifically agrees to such waiver or forbearance in writing. A waiver or forbearance on the part of Secured Parties as to one event of default shall not constitute a waiver or forbearance as to any other default.

SECTION 7. No Release of Guarantor. Each Guarantor’s obligations and liabilities under this Agreement shall not be released, impaired, reduced or otherwise affected by, and shall continue in full force and effect, notwithstanding the occurrence of any event, including without limitation any one or more of the following events:

(a) Death, insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of authority (whether corporate, partnership or trust) of Borrower (or any person acting on Borrower’s behalf), or any other Guarantor, surety or endorser of any of Borrower’s Secured Liabilities;

(b) Partial payment or payments of any amount due and/or outstanding under any of Borrower’s Secured Liabilities (except to the extent that any payments by Guarantor under this Agreement or by Borrower reduce the Secured Liabilities);

(c) Any payment by Borrower or any other party to any Secured Party is held to constitute a preferential transfer or a fraudulent conveyance under any applicable law, or for any reason, any

Secured Party is required to refund such payment or pay such amount to Borrower or to any other person;

(d) Any dissolution of Borrower or any sale, lease or transfer of all or any part of Borrower’s assets;

(e) Any failure of any Secured Party to notify Guarantor of the acceptance of this Agreement or of the making of loans or other extensions of credit in reliance on this Agreement or of the failure of Borrower to make any payment due by Borrower to any Secured Party;

(f) Any “one action” or “anti-deficiency” law or any other law which may prevent any Secured Party from bringing any action, including a claim for deficiency, against Guarantor, before or after Secured Party’s commencement or completion of any foreclosure action, or any action in lieu of foreclosure; and/or

(g) Any election of remedies by any Secured Party that may destroy or impair Guarantor’s subrogation rights or Guarantor’s right to proceed for reimbursement against Borrower or any other guarantor, surety or endorser of any of Borrower’s Secured Liabilities, including without limitation any loss of rights Guarantor may suffer by reason of any law limiting, qualifying or discharging Borrower’s Secured Liabilities.

This Agreement and Guarantor’s obligations and liabilities hereunder shall continue to be effective, and/or shall automatically and retroactively be reinstated if a release or discharge has occurred, as the case may be, if at any time any payment or part thereof to any Secured Party with respect to any of Borrower’s Secured Liabilities is rescinded or must otherwise be restored by such Secured Party pursuant to any insolvency, bankruptcy, reorganization, receivership, or any other debt relief granted to Borrower or to any other party. In the event that any Secured Party must rescind or restore any payment received by such Secured Party in satisfaction of Borrower’s Secured Liabilities, any prior release or discharge from the terms of this Agreement given to any Guarantor shall be without effect, and this Agreement and Guarantor’s obligations and liabilities hereunder shall automatically be renewed or reinstated and shall remain in full force and effect to the same degree and extent as if such a release or discharge was never granted. It is the intention of Secured Parties and Guarantor that Guarantor’s obligations and liabilities hereunder shall not be discharged except by Guarantor’s full and complete performance of such obligations and liabilities and then only to the extent of such performance.

SECTION 8. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) The representations and warranties made in writing by the Borrower with respect to such Guarantor in the Loan Agreement are true and correct.

(b) Such Guarantor is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, has the power to own its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary and the failure to so qualify would have a material adverse effect on its financial condition, business or operations.

(c) Such Guarantor has full power and authority to execute and deliver this Agreement and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action.

(d) Borrower owns one hundred (100%) percent of the voting and ownership equity interests of such Guarantor, and a portion of the proceeds of the Notes may be advanced to Guarantor and thus the Secured Liabilities are being incurred for and will inure to the benefit of such Guarantor, which benefit is hereby acknowledged.

(e) Such Guarantor has examined or has an opportunity to examine each of the Loan Agreement and Loan Documents pertaining thereto executed and delivered prior to or on the date hereof.

(f) This Agreement constitutes the valid and binding obligations of such Guarantor, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights).

(g) The execution, delivery and performance by such Guarantor of this Agreement will not violate any contract, agreement, law, regulation, order or judgment to which Guarantor is subject.

(h) The execution, delivery and performance by such Guarantor of this Agreement did not and do not require the consent or approval of any other person, corporation, partnership, limited liability company or other legal entity or governmental agency or entity.

(i) All financial statements of such Guarantor (if any) delivered to Agent fairly and accurately present the financial condition of Guarantor and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved. Since the close of the period covered by the latest financial statement delivered to Agent with respect to Guarantor, there has been no material adverse change in the assets, liabilities or financial condition of Guarantor.

(j) As to Diamond Blue Drilling Co., this Agreement is intended by such Guarantor to be, and is, secured by such Guarantor’s Restated Security Agreement dated as of even date herewith in favor of Agent.

SECTION 9. Covenants.

(a) Each Guarantor will at all times comply with the affirmative and negative covenants undertaken by the Borrower with respect to such Guarantor in the Loan Agreement.

(b) Each Guarantor will promptly notify Agent in writing upon becoming aware of any change or effect that individually or in the aggregate does or could reasonably be anticipated to materially adversely affect the business, prospects, profits, property or condition (financial or otherwise) of Guarantor, including without limitation the arising of any litigation, governmental investigation or arbitration or dispute threatened against or affecting Guarantor.

(c) Each Guarantor will file all tax returns and reports required to be filed and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon income or upon any of its property (including production, severance, windfall profit, excise and other taxes assessed against or measured by the production of, or the value or proceeds of production of, oil and gas properties) as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of Agent’s collateral under the Collateral Documents; provided, however, Guarantor shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles) and so long as the payment of same is not a condition to be met in order to maintain an oil, gas or mineral lease in force.

(d) Each Guarantor agrees to maintain all of its primary collection, disbursement and operating accounts with Agent.

SECTION 10. Enforcement of Guarantor’s Obligations and Liabilities. Each Guarantor agrees that following the occurrence of an Event of Default, should Agent or other Secured Party deem it necessary to file an appropriate collection action to enforce Guarantor’s obligations and liabilities under this Agreement, Secured Parties may commence such a civil action against Guarantor without the necessity of first (i) attempting to collect Borrower’s Secured Liabilities from Borrower or from any other guarantor, surety or endorser, whether through filing of suit or otherwise, (ii) attempting to exercise against any collateral directly or indirectly securing repayment of any of Borrower’s Secured Liabilities, whether through the filing of an appropriate foreclosure action or otherwise, or (iii) including Borrower or any other guarantor, surety or endorser of any of Borrower’s Secured Liabilities as an additional party defendant in such a collection action against Guarantor. If there is more than one guarantor under this Agreement, the Guarantor additionally agrees that Secured Parties may file an appropriate collection and/or enforcement action against any one or more of them, without impairing the rights of Secured Parties against any other guarantor under this Agreement. In the event that Secured Parties should ever deem it necessary during the continuance of a Default (as defined in and occurring under the Loan Agreement) to refer this Agreement to attorneys- at- law for the purpose of enforcing Guarantor’s obligations and liabilities hereunder, or of protecting or preserving Secured Parties’ rights hereunder, Guarantor agrees to reimburse each Secured Party for its reasonable attorneys’ fees and disbursements. Guarantor additionally agree that Secured Parties shall not be liable for failure to use diligence in the collection of any of Borrower’s Secured Liabilities or any collateral security therefor, or in creating or preserving the liability of any person liable on any such Secured Liabilities, or in creating, perfecting or preserving any security for any such Secured Liabilities.

SECTION 11. Additional Documents. Upon the reasonable request of Agent, each Guarantor will, at any time, and from time to time, duly execute and deliver to Agent any and all such further instruments and documents, and supply such additional information, as may be necessary or advisable in the opinion of Agent, to further evidence or perfect this Agreement.

SECTION 12. Transfer of Secured Liabilities. This Agreement is for the benefit of Secured Parties and for such other person or persons as may from time to time become or be the holders of any of Borrower’s Secured Liabilities hereby guaranteed and this Agreement shall be transferable and negotiable, with the same force and effect and to the same extent as Borrower’s Secured Liabilities may be transferable, it being understood that, upon the transfer or assignment by any Secured Party of any of Borrower’s Secured Liabilities hereby guaranteed, the legal holder of such Secured Liabilities shall have all of the rights granted to Secured Parties under this Agreement.

Each Guarantor hereby recognizes and agrees that Secured Parties may, from time to time, one or more times, transfer any portion of Borrower’s Secured Liabilities to one or more third parties in accordance with the terms of the Loan Agreement. Such transfers may include, but are not limited to, sales of a participation interest in such Secured Liabilities in favor of one or more third party lenders in accordance with any applicable terms in the Loan Agreement. Guarantor specifically agrees and consents to all such transfers and assignments and Guarantor further waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable Louisiana (or other) law. Guarantor additionally agrees that the purchaser of a participation interest in Borrower’s Secured Liabilities will be considered as the absolute owner of a percentage interest of such Secured Liabilities and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest, provided that such participation agreement cannot increase or alter the obligations of Guarantor (other than as to the number or identity of Guarantor’s obligees).

SECTION 13. Deposit Accounts. As collateral security for the repayment of each Guarantor’s obligations and liabilities under this Agreement, and for the Borrower’s Secured Liabilities, each Guarantor hereby grants Agent, for the benefit of the Secured Parties, as well as their successors and assigns, a continuing security interest in, and the right to apply at any time and from time to time during the continuance of an Event of Default under the Loan Agreement, any and all funds, investment property and proceeds that Guarantor may then have on deposit with or in the possession or control of Agent and its successors or assigns or in certificates of deposit or deposit accounts as to which Guarantor is account holder (with the exception of funds deposited in IRA, pension or other tax-deferred deposit accounts), towards repayment of any of Borrower’s Secured Liabilities subject to this Agreement. Guarantor agrees that any holder of a participation in any Note may exercise any and all rights of counter-claim, set-off, banker’s lien and other liens with respect to any and all monies owing by Guarantor to such holder as fully as if such holder of a participation were a holder of a note in the amount of such participation. Guarantor waives and subordinates in favor of Secured Parties any right of set off (however arising, contractual or statutory) which it has or may subsequently have with respect to any accounts payable owing by Guarantor to Borrower or any of the Borrower’s revenues, funds or monies comprising Agent’s collateral under the Collateral Documents which now or hereafter may be in the possession or control of Guarantor including without limitation any funds in any deposit account.

SECTION 14. Marshaling. The Guarantor shall not at any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and the Guarantor expressly agree that the Agent may execute or foreclose upon the Collateral Documents in such order and manner as the Agent, in its sole discretion, deems appropriate.

SECTION 15. Amendment. No amendment, modification, consent or waiver of any provision of this Agreement, and no consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing signed by a duly authorized officer of Agent, and then shall be effective only to the specific instance and for the specific purpose for which given.

SECTION 16. Successors and Assigns Bound. Each Guarantor’s obligations and liabilities under this Agreement shall be binding upon Guarantor’s successors, heirs, legatees, devisees, administrators, executors and assigns. The rights and remedies granted to Secured Party under this Agreement shall also inure to the benefit of Secured Parties’ successors and assigns, as well as to any and all subsequent holder or holders of any of Borrower’s Secured Liabilities subject to this Agreement.

SECTION 17. Caption Headings. Caption headings of the sections of this Agreement are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Agreement, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

SECTION 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

SECTION 19. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, this Agreement shall be construed and enforceable as if the illegal, invalid or unenforceable provision had never comprised a part of it, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

SECTION 20. Waiver of Jury Trial; Consent to Jurisdiction.

(a) Each Guarantor hereby waives trial by jury in any action or proceeding to which Guarantor and any Secured Party may be parties arising out of or in any way pertaining to this Agreement. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Agreement. This waiver is knowingly, willingly and voluntarily made by Guarantor, and Guarantor hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Guarantor further represents that it has been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected by its own free will, and that it had the opportunity to discuss this waiver with counsel.

(b) Each Guarantor hereby irrevocably consents to the non-exclusive jurisdiction of the state courts of Louisiana, and of the Federal Eastern District Court in Louisiana, and agrees that any action or proceeding arising out of or brought to enforce the provisions of this Agreement may be brought in any court having subject matter jurisdiction. Each Guarantor hereby irrevocably waives any objections that it may now or hereafter have to the venue of any such action or proceeding in any such court and that any such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each Guarantor agrees that nothing herein such limit the Secured Parties’ right to sue in any other jurisdiction.

SECTION 21. Notices. Any notice or demand which by provision of this Agreement is required or permitted to be given by one party to the other party hereunder shall be given by (i) deposit, postage prepaid, in the mail, registered or certified mail, or (ii) delivery to a recognized express courier service, or (iii) delivery by hand, or (iv) by facsimile, in each case addressed (until another address or addresses is given in writing by such party to the other party) as follows:

If to any Guarantor:	9400 North Broadway, Suite 600 Oklahoma City, Oklahoma 73114
Attention: President
Facsimile Number: (405) 600-0600

If to Agent:	Capital One, National Association
5718 Westheimer Road
Suite 1430
Houston, Texas 77057

`	Attention: Energy Banking Division
Facsimile Number: (713) 435-7106

All notices sent by facsimile transmission shall be deemed received by the addressee upon the transmitter’s receipt of acknowledgment of receipt from the offices of such addressee (if before 5:00 p.m. on a business day; if later, then on the next business day).

SECTION 22. Compliance with Usury Laws. It is expressly stipulated and agreed to be the intent of Guarantor and Secured Parties at all times to comply with the applicable Texas law governing the maximum non-usurious rate or amount of interest payable on or in connection with the Borrower’s Secured Liabilities (or applicable United States federal law to the extent that it permits Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Notes or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the loan evidenced by the Notes and/or the Loan Documents, or if the acceleration of the maturity of the Borrower’s Secured Liabilities or if any prepayment by Guarantor results in Guarantor having paid any interest in excess of the maximum non-usurious rate permitted by law, then it is Guarantor’s and Secured Parties’ express intent that all excess amounts theretofore collected by Secured Parties be credited on the principal balance of the Borrower’s Secured Liabilities (or, if the Borrower’s Secured Liabilities has been or would thereby be paid in full, refunded to Guarantor), and the provisions of the Notes and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Borrower’s Secured Liabilities does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration. All sums paid or agreed to be paid to Secured Parties for the use, forbearance or detention of the Borrower’s Secured Liabilities shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Borrower’s Secured Liabilities until payment in full so that the rate or amount of interest on account of the Borrower’s Secured Liabilities does not exceed the applicable usury ceiling. As used in this Section 22, the term “Loan Documents” shall mean all of the Loan Documents as such term is defined in Section 1(b) hereof, together with this Agreement as may from time to time be amended, supplemented, renewed or restated.

SECTION 23. Secured Hedge Providers. The Agent has been appointed to act as Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the Secured Hedge Providers. The Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercise any rights, and to take or refrain from taking any action, solely in accordance with this Agreement and the Loan Agreement; provided that the Agent shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of (i) the Required Lenders or (ii) after payment in full of all obligations set forth in subparagraphs (i), (ii) and (iii) of paragraph (a) of Section 1 (including without limitation the Indebtedness as defined in the Loan Agreement and the Credit Obligations), the holders of a majority of the aggregate notational amount (or, with respect to any Hedge Obligations (as defined in the Loan Agreement) that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Obligation) under all Hedge Obligations. In particular, each Secured Hedge Provider, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Agreement, it being understood and agreed by such Secured Hedge Provider that all rights and remedies hereunder shall be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms of this Section 23.

IN WITNESS WHEREOF, each Guarantor has executed this Agreement in favor of the Agent, on behalf of the Secured Parties, as of the day, month and year first written above.

DIAMOND BLUE DRILLING CO.

By:	/s/ James A. Merrill
Name: James A. Merrill
Titles: Vice President and Secretary

ACCEPTED:

CAPITAL ONE, NATIONAL ASSOCIATION, as Agent

By:	/s/ Eric Broussard
Name: Eric Broussard
Title: Senior Vice President

July 8, 2010

STATE OF OKLAHOMA                     )

                                                                 )

                                                                 ) SS:

                                                                 )

COUNTY OF OKLAHOMA                 )

BEFORE ME, the undersigned Notary Public duly commissioned qualified and sworn within and for the State and County written above, personally came and appeared James A. Merrill, to me personally known, and who being by me duly sworn, did say that he is the authorized Vice President and Secretary of Diamond Blue Drilling Co., whose name is subscribed to the foregoing Guaranty Agreement and that he executed the foregoing Guaranty Agreement by authority of said corporation’s Board of Directors on behalf of said corporation.

THUS DONE AND SIGNED before me and the two undersigned witnesses in the County and State aforesaid, on this day of 7th July, 2010. Witness my hand and official seal.

WITNESSES:

/s/ Debbie Doune	/s/ James A. Merrill
Name:	Name: James A. Merrill

/s/ Jeff Howard
Name:

/s/ Dianne M. Newman
NOTARY PUBLIC

Seal

My Commission expires: 7/13/10